Exhibit 4.15

DESCRIPTION OF THE CARNIVAL PLC 1.000% SENIOR NOTES DUE 2029
The following description of our 1.000% Notes due 2029, issued by Carnival plc and guaranteed by Carnival Corporation (the “notes”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of October 28, 2019 (the “Base Indenture”), between Carnival Plc (“we” or the “Company”), Carnival Corporation and U.S. Bank, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of October 28, 2019 (the Base Indenture as supplemented by the first supplemental indenture, the “Indenture”), which is incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.15 is a part.
We encourage you to read the above referenced Indenture for additional information.
General
The following is a description of certain of the specific terms and conditions of the Indenture.
The notes were initially issued in an €600,000,000 aggregate principal amount. We may from time to time, without the consent of the existing holders of the notes, create and issue further notes having the same terms and conditions as the notes in all respects, except for the original issue date, issue price and the first interest payment date. Additional notes issued in this manner will be consolidated with, and form a single series with, the previously outstanding notes. As of December 31, 2019, no such additional notes have been issued. As of December 31, 2019, €600,000,000 million aggregate principal amount of notes were outstanding. The maturity date of the notes is October 28, 2029.
The notes are represented by a fully registered global note. The global note was deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. The notes have been issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
The notes are senior unsecured obligations and, as guaranteed, rank equally with all of the unsecured and unsubordinated indebtedness of Carnival Corporation and the Company, effectively junior to all of the secured indebtedness of Carnival Corporation and the Company, to the extent of the assets securing that indebtedness, and effectively junior to all indebtedness of the subsidiaries of Carnival Corporation and the Company.
The notes are registered under Section 12 of the Securities Exchange Act, as amended (the “Exchange Act”) and are traded on the New York Stock Exchange under the trading symbol CUK29.
Interest and Principal
The notes bear interest at 1.000% per annum. Interest on the notes in arrears is paid on October 28 of each year (each, an “Interest Payment Date”). The notes bear interest from the immediately preceding interest payment date to which interest has been paid. Interest on an Interest Payment Date is paid to the persons, or “holders,” in whose names the notes are registered on the security register at the close of business on the regular record date. The regular record date for the notes will be (a) for so long as the notes are represented by global notes, the Business Day immediately preceding the Interest Payment Date and (b) if the notes are not represented by global notes, the fifteenth calendar day, whether or not a Business Day, immediately preceding the Interest Payment Date. Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes, to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If any Interest Payment Date, the maturity date for the notes or earlier date of redemption or repurchase for the notes falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or date of redemption or repurchase, as the case may be.
For purposes of the notes, “Business Day” means any day other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real Time Gross Settlement Express Transfer System (i.e., the Target2 System), or any successor thereto, is open.
All payments of interest and principal, including payments made upon any redemption or repurchase of the notes, are payable in euro. If, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default (as defined below) under the notes or the Indenture. Neither the Trustee nor the Paying Agent (as defined below) for the notes shall have any responsibility for any calculation or conversion in connection with the foregoing.
Optional Redemption
We may, at our option, redeem the notes as a whole at any time or in part from time to time, at any time prior to July 28, 2029 (the “Par Call Date”), on at least 10 days, but not more than 60 days, prior notice delivered to each holder of the notes to be redeemed, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•
the sum of the present values of the Remaining Scheduled Payments (as defined below), discounted to the redemption date on an annual basis (ACT/ACT (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 25 basis points;

plus, in each case, accrued and unpaid interest to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
On or after the Par Call Date, we may, at our option, redeem the notes as a whole at any time or in part from time to time, on at least 10 days, but not more than 60 days, prior notice delivered to each holder of the notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
Any redemption or notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or Change of Control, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof will be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied. We may provide in such notice that payment of the applicable redemption price and the performance of our obligations with respect to such redemption may be performed by another person.

On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the applicable redemption price and accrued and unpaid interest. On or before the redemption date, we shall deposit with a paying agent, or the Trustee, money sufficient to pay the redemption price of and accrued and unpaid interest on the notes to be redeemed on such date. If we elect to redeem less than all of the notes, then we will notify the Trustee at least five days before giving notice of redemption to holders of the notes, or such shorter period as is satisfactory to the Trustee, of the aggregate principal amount of the notes to be redeemed and the redemption date, and the Trustee will select the notes to be redeemed in a manner it deems appropriate and fair.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate (as defined below) calculation, at the discretion of an independent investment bank selected by us, a German Bundesanleihe bond whose maturity is closest to the maturity of the notes to be redeemed (assuming for this purpose that the notes matured on the Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German Bundesanleihe bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Bundesanleihe bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.
“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon (not including unpaid interest accrued to the redemption date) that would be due if the notes matured on the Par Call Date; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.
We may redeem the notes in whole, but not in part, upon the occurrence of specified tax events. See “Redemption of Notes under Certain Circumstances”
Change of Control
If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part equal to €100,000 or an integral multiple of €1,000 in excess thereof of the notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
Within 30 days following any Change of Control Triggering Event, we will be required to deliver a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. If delivered prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the consummation of the Change of Control on or prior to the Change of Control Payment Date, provided that a Change of Control Offer may only be made in advance of a Change of Control Triggering Event and be conditional on such Change of Control Triggering Event if a definitive agreement is in place for the Change of Control Triggering Event at the time such conditional Change of Control Offer is made. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.
On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.
We will not be required to make a Change of Control Offer if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements that we would have been required to meet had we made such an offer, and (ii) such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default (as defined in the accompanying prospectus) under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
For purposes of the foregoing discussion of a repurchase at the option of holders of notes, the following definitions are applicable:
“Change of Control” means any “person” or “group” (as such terms are used for the purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders (each, a “Relevant Person”) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly of such capital stock of Carnival Corporation and the Company, in each case as is entitled to exercise or direct the exercise of more than 50 percent of the rights to vote to elect members of the boards of directors of each of Carnival Corporation and the Company; provided (i) such event shall not be deemed a Change of Control so long as one or more of the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the boards of directors of Carnival Corporation or the Company, (ii) for the avoidance of doubt, no Change of Control shall occur solely as a result of either Carnival Corporation (or any subsidiary thereof) or the Company (or any subsidiary thereof) acquiring or owning, at any time, any or all of the capital stock of each other, and (iii) no Change of Control shall be deemed to occur if all or substantially all of the holders of the capital stock of the Relevant Person immediately after the event which would otherwise have constituted a Change of Control were the holders of the capital stock of Carnival Corporation and/or the Company with the same (or substantially the same) pro rata economic interests in the share capital of the Relevant Person as such shareholders had in the Capital Stock of Carnival Corporation and/or the Company, respectively, immediately prior to such event. Any direct or indirect intermediate holding company whose only asset is Carnival Corporation or the Company stock shall be deemed not to be a “Relevant Person.”
“Change of Control Period” means, in respect of any Change of Control, the period commencing on the Relevant Announcement Date in respect of such Change of Control and ending 60 days after the occurrence of such Change of Control.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Downgrade.
“Permitted Holder” means (i) each of Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, the children or lineal descendants of Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, any trust established for the benefit of (or any charitable trust or non-profit entity established by) any Arison family member mentioned in this clause (i), or any trustee, protector or similar person of such trust or non-profit entity or any “person” (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any Permitted Holder mentioned in this clause (i), and (ii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) the members of which include any of the Permitted Holders specified in clause (i) above, and that (directly or indirectly) hold or acquire beneficial ownership of capital stock of Carnival Corporation and/or the Company (a “Permitted Holder Group”), provided that in the case of this clause (ii), the Permitted Holders specified in clause (i) collectively, directly or indirectly, beneficially own more than 50% on a fully diluted basis of the capital stock of Carnival Corporation and the Company held by such Permitted Holder Group. Any one or more persons or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the terms of the notes will thereafter, together with its (or their) affiliates, constitute an additional Permitted Holder or Permitted Holders, as applicable.
“Rating Agencies” means each of Moody’s Investors Service, Inc. and S&P Global Ratings, a division of S&P Global, Inc., or any of their respective successors or any national rating agency substituted for either of them as selected by the Company.
“Rating Downgrade” means, in respect of any Change of Control, that the notes are, within the Change of Control Period in respect of such Change of Control, downgraded by both of the Rating Agencies to a non- investment grade credit rating (Ba1/BB+, or equivalent, or lower) and are not, within such Change of Control Period subsequently upgraded to an investment grade rating (Baa3/BBB-, or equivalent, or better) by both of the Rating Agencies; provided, however, that a Rating Downgrade otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Downgrade for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or confirm to us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Downgrade).
“Relevant Announcement Date” means, in respect of any Change of Control, the date which is the earlier of (A) the date of the first public announcement of such Change of Control and (B) the date of the earliest Relevant Potential Change of Control Announcement, if any, in respect of such Change of Control.
“Relevant Potential Change of Control Announcement” means, in respect of any Change of Control, any public announcement or statement by Carnival Corporation or the Company or any actual or potential bidder or any advisor acting on behalf of any actual or potential bidder of any action or actions which could give rise to such Change of Control, provided that within 180 days following such announcement or statement such Change of Control shall have occurred.
Payment of PLC Additional Amounts
We have agreed that any amounts payable on the notes will be paid without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of (i)(x) the United Kingdom or any political subdivision or taxing authority thereof or (y) the jurisdiction of tax residence (other than the United States, or any political subdivision or taxing authority thereof) of a successor entity to us, to the extent that such taxes, levies, imposts or other governmental charges first become applicable as a result of such successor entity becoming the obligor on the notes, or (ii) any other jurisdiction (other than the United States or any political subdivision or taxing authority thereof) from or through which any amount is paid by us under the Indenture or where we are resident or maintain a place of business or permanent establishment (each jurisdiction described in clauses (i) and (ii) above is referred to herein as a “PLC Taxing Jurisdiction” and such taxes, levies, imposts or other governmental charges are referred to as “PLC Taxes”), unless the withholding or deduction of such PLC Tax is compelled by laws of the United Kingdom, or any other applicable PLC Taxing Jurisdiction. If any deduction or withholding of any PLC Taxes (other than PLC Excluded Taxes, as defined below) is ever required by the United Kingdom or any other PLC Taxing Jurisdiction, we will (if the holders or beneficial owners of the relevant notes comply with any applicable administrative requirements) pay such additional amounts (“PLC Additional Amounts”) required to make the net amounts paid to each holder of notes or the Trustee pursuant to the terms of the Indenture or the notes, after such deduction or withholding, equal to the amounts then due and payable under the terms of the Indenture or the notes. However, we shall not be required to pay PLC Additional Amounts in respect of the following PLC Taxes (“PLC Excluded Taxes”):

•
any present or future PLC Taxes imposed, assessed, levied or collected as a result of the holder or beneficial owner of the relevant note (i) being organized under the laws of, or otherwise being or having been a domiciliary, national or resident of, (ii) being engaged or having been engaged in a trade or business in, (iii) having or having had its principal office located in, (iv) maintaining or having maintained a permanent establishment in, (v) being or having been physically present in, or (vi) otherwise having or having had some connection (other than the connection arising from holding or owning the relevant note, or collecting principal and interest, if any, on, or the enforcement of, such note) with the United Kingdom or any other applicable PLC Taxing Jurisdiction;

•
any present or future PLC Taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant note was presented more than thirty days after the date the payment became due or was provided for, whichever is later;

•
any present or future PLC Taxes imposed under Sections 1471-1474 of the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, or any present or future PLC Taxes imposed under comparable provisions of non-United States tax law;

•
any present or future PLC Taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply with any certification, identification or other report concerning the nationality, residence, identity or connection with the United Kingdom or any other applicable PLC Taxing Jurisdiction of the holder or beneficial owner of the relevant note or claim for relief or exemption, if making such a certification, identification, other report or claim is, under the laws, rules or regulations of any such jurisdiction, a condition to relief or exemption from PLC Taxes;

•	any estate, inheritance, gift, sale, transfer, personal property or similar PLC Tax or duty; or

•	any combination of the foregoing;
provided further, that no such PLC Additional Amounts shall be payable in respect of any note held by (x) any holder or beneficial owner that is not the sole beneficial owner of such note, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to such PLC Additional Amounts had the beneficiary, settlor, beneficial owner, partner or member been the direct holder of such note, (y) any holder that is not a resident of the United States to the extent that, had such holder been a resident of the United States and eligible for the benefit of any double taxation treaty between the United States, and the applicable PLC Taxing Jurisdiction in relation to payments of amounts due under the Indenture and the note, such holder would not have been entitled to such PLC Additional Amounts, or (z) any holder that is a resident of the United States but that is not eligible for the benefit of any double taxation treaty between the United States and the applicable PLC Taxing Jurisdiction in relation to payments of amounts due under the Indenture and the note (but only to the extent the amount of such deduction or withholding exceeds that which would have been required had such holder of a note been so eligible and made all relevant claims).
We or any successor to us, as the case may be, will indemnify and hold harmless each holder of the notes and upon written request reimburse each holder for the amount of:

•	any PLC Taxes levied or imposed and paid by the holder of the notes (other than PLC Excluded Taxes) as a result of payments made with respect to such notes;

•	any liability (including penalties, interest and expenses) arising therefrom with respect thereto; and

•	any PLC Taxes (other than PLC Excluded Taxes) with respect to payment of PLC Additional Amounts or any reimbursement pursuant to this list;
in each case, to the extent not otherwise reimbursed by the payment of any PLC Additional Amount and not excluded from the requirement to pay PLC Additional Amounts, as described above.
We or our successor, as the case may be, will also:

•	make such withholding or deduction, to the extent required by applicable law; and

•	remit the full amount deducted or withheld, to the relevant authority in accordance with applicable law.
We or any successor to us, as the case may be, will furnish the Trustee within 30 days after the date the payment of any PLC Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing the payment by us or any successor to us, as the case may be, or other evidence of such payment reasonably satisfactory to the Trustee.
At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if we will be obligated to pay PLC Additional Amounts with respect to those payments, we will deliver to the Trustee an officers’ certificate stating that such Additional Amounts will be payable, stating the amounts that will be payable, and setting forth any other information necessary to enable the Trustee to pay the PLC Additional Amounts to holders of the notes on the payment date.
Each holder of a note, by acceptance of such note, agrees that, with reasonable promptness after receiving our written notice to the effect that such holder is eligible for a refund in respect of PLC Taxes actually paid by us under the terms of the note or the Indenture, such holder will sign and deliver to us, as reasonably directed by us, any form we provide to such holder to enable such holder to obtain a refund in respect of such PLC Taxes; and if such holder thereafter receives such refund in respect of such PLC Taxes, such holder will promptly pay such refund to us (together with interest, if any, received by such holder from the relevant taxing authority). If a holder applies for a refund of such PLC Taxes prior to our request to apply for such a refund, the holder will, upon receipt of our request to apply for, or to turn over the proceeds of, any such refund, pay any such refund to us (together with interest, if any, received by such holder from the relevant taxing authority), promptly upon receipt of such refund. We will pay all reasonable out-of-pocket expenses incurred by a holder in connection with obtaining such refund.
PLC Guarantor Additional Amounts
Carnival Corporation, the Guarantor of our notes, has agreed to make, with respect to the Indenture and the notes, all such payments to be paid without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of (i)(x) the Republic of Panama or any political subdivision or taxing authority thereof or (y) the jurisdiction of incorporation (other than the United States or any political subdivision or taxing authority thereof) of a successor entity to Carnival Corporation, to the extent that such taxes, levies, imposts or other governmental charges first become applicable as a result of such successor entity becoming the obligor on the Guarantees, or (ii) any other jurisdiction (other than the United States or any political subdivision or taxing authority thereof) from or through which any amount is paid by Carnival Corporation with respect to the notes or where Carnival Corporation is resident or maintains a place of business or permanent establishment (each jurisdiction described in clauses (i) and (ii) above is referred to herein as a “PLC Guarantor Taxing Jurisdiction” and such taxes, levies, imposts or other governmental charges are referred to as “Corp. Taxes”), unless the withholding or deduction of such Tax is compelled by laws of the Republic of Panama or any other applicable PLC Guarantor Taxing Jurisdiction. If any deduction or withholding of any Corp. Taxes (other than Corp. Excluded Taxes, as defined below) is ever required by the Republic of Panama or any other PLC Guarantor Taxing Jurisdiction, Carnival Corporation will (if the holders or beneficial owners of the relevant notes comply with any applicable administrative requirements) pay any additional amounts (“PLC Guarantor Additional Amounts”) required to make the net amounts paid to each holder of the notes or the Trustee pursuant to the terms of the Indenture or the notes after such deduction or withholding equal to the amounts then due and payable under the terms of the Indenture or the notes. However, Carnival Corporation will not be required to pay PLC Guarantor Additional Amounts in respect of the following Corp. Taxes (“Corp. Excluded Taxes”)::

•
any present or future Corp. Taxes imposed, assessed, levied or collected as a result of the holder or beneficial owner of the relevant note (i) being organized under the laws of, or otherwise being or having been a domiciliary, national or resident of, (ii) being engaged or having been engaged in a trade or business in, (iii) having or having had its principal office located in, (iv) maintaining or having maintained a permanent establishment in, (v) being or having been physically present in, or (vi) otherwise having or having had some connection (other than the connection arising from holding or owning a note, or collecting principal and interest, if any, on, or the enforcement of, a note) with the Republic of Panama or any other applicable PLC Guarantor Taxing Jurisdiction;

•
any present or future Corp. Taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant note was presented more than thirty days after the date the payment became due or was provided for, whichever is later;

•
any present or future Corp. Taxes imposed under Sections 1471-1474 of the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, or any present or future Guarantor Jurisdiction Taxes imposed under comparable provisions of non-United States tax law;

•
any present or future Corp. Taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply with any certification, identification or other report concerning the nationality, residence, identity or connection with the Republic of Panama or any other applicable Guarantor Taxing Jurisdiction of the holder or beneficial owner of the relevant note or claim for relief or exemption, if making such a certification, identification, other report or claim is, under the laws, rules or regulations of any such jurisdiction, a condition to relief or exemption from Corp. Taxes;

•	any estate, inheritance, gift, sale, transfer, personal property or similar Guarantor Jurisdiction Tax or duty; or

•	any combination of the foregoing;
provided further, that no such PLC Guarantor Additional Amounts shall be payable in respect of any note held by (x) any holder or beneficial owner that is not the sole beneficial owner of such note, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to such PLC Guarantor Additional Amounts had the beneficiary, settlor, beneficial owner, partner or member been the direct holder of such note, (y) any holder that is not a resident of the United States to the extent that, had such holder been a resident of the United States and eligible for the benefit of any double taxation treaty between the United States, and the applicable PLC Guarantor Taxing Jurisdiction in relation to payments of amounts due under the Indenture and the note, such holder would not have been entitled to such PLC Guarantor Additional Amounts, or (z) any holder that is a resident of the United States but that is not eligible for the benefit of any double taxation treaty between the United States and the applicable PLC Guarantor Taxing Jurisdiction in relation to payments of amounts due under the Indenture and the note (but only to the extent the amount of such deduction or withholding exceeds that which would have been required had such holder of a note been so eligible and made all relevant claims).
Carnival Corporation or any successor to it, as the case may be, will indemnify and hold harmless each holder of the notes and upon written request reimburse each holder for the amount of:

•	any Corp. Taxes levied or imposed and paid by such holder of notes (other than Corp. Excluded Taxes) as a result of payments made with respect to such note;

•	any liability (including penalties, interest and expenses) arising therefrom with respect thereto; and

•	any Corp. Taxes (other than Corp. Excluded Taxes) with respect to payment of PLC Guarantor Additional Amounts or any reimbursement pursuant to this list;
in each case, to the extent not otherwise reimbursed by the payment of any PLC Guarantor Additional Amount and not excluded from the requirement to pay PLC Guarantor Additional Amounts, as described above.
Carnival Corporation or its successor, as the case may be, will also:

•	make such withholding or deduction to the extent required by applicable law; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.
Carnival Corporation or any successor to it, as the case may be, will furnish the Trustee within 30 days after the date the payment of any such Corp. Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing the payment by Carnival Corporation or any successor to it, as the case may be, or other evidence of such payment reasonably satisfactory to the Trustee.
At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable by Carnival Corporation under the Guarantees, if Carnival Corporation will be obligated to pay

PLC Guarantor Additional Amounts with respect to those payments, Carnival Corporation will deliver to the Trustee an officers’ certificate stating that PLC Guarantor Additional Amounts will be payable, stating the amounts that will be payable, and setting forth any other information necessary to enable the Trustee to pay the PLC Guarantor Additional Amounts to holders of the notes on the payment date.
Each holder of a note, by acceptance of such note, agrees that, with reasonable promptness after receiving written notice from Carnival Corporation to the effect that such holder is eligible for a refund in respect of Corp. Taxes actually paid by Carnival Corporation, such holder will sign and deliver, as reasonably directed by Carnival Corporation, any form provided to such by Carnival Corporation to enable such holder to obtain a refund in respect of such Corp. Taxes; and if such holder thereafter receives such refund in respect of such Corp. Taxes, such holder will promptly pay such refund to Carnival Corporation (together with interest, if any, received by such holder from the relevant taxing authority). If a holder applies for a refund of such Corp. Taxes prior to a request by Carnival Corporation to apply for such a refund, the holder will, upon receipt of a request by Carnival Corporation to apply for, or to turn over the proceeds of, any such refund, pay any such refund to Carnival Corporation (together with interest, if any, received by such holder from the relevant taxing authority), promptly upon receipt of such refund. Carnival Corporation shall pay all reasonable out-of-pocket expenses incurred by a holder in connection with obtaining such refund.
Redemption of Notes under Certain Circumstances
If as the result of any change in or any amendment to the laws, including any regulations and any applicable double taxation treaty or convention, of the United Kingdom (or other jurisdiction of tax residence (other than the United States) of a successor entity to us), or of any of its political subdivisions or taxing authorities thereof or therein affecting taxation, or any change in an application or interpretation of those laws, regulations, double taxation treaty or convention which change, amendment, application or interpretation becomes effective on or after the original issuance date of the notes (or, in certain circumstances, the later date on which an entity becomes a successor entity to us), we determine based upon an opinion of independent counsel of recognized standing that:

•
we would be required to pay PLC Additional Amounts in respect of principal, premium, if any, interest, if any, or sinking fund or analogous payments, if any, on the next succeeding date for the payment thereof (and such obligation could not be avoided by us taking reasonable measures available to us), or

•
any taxes would be imposed (whether by way of deduction, withholding or otherwise) by the United Kingdom (or the jurisdiction of tax residence (other than the United States) of a successor entity to us) or by any of its political subdivisions or taxing authorities, upon or with respect to any principal, premium, if any, interest, if any, or sinking fund or analogous payments, if any, then we may, at our option, on giving not less than 10 nor more than 60 days’ irrevocable notice, redeem the notes in whole, but not in part, at any time at a redemption price equal to 100% of the principal amount, plus accrued interest to the date fixed for redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). No such notice of redemption may be given more than 90 days prior to the earliest date on which we would be obligated to pay the PLC Additional Amounts or the tax would be imposed, as the case may be. Also, at the time that such notice of redemption is given, the obligation to pay PLC Additional Amounts or tax, as the case may be, must be in effect.
In addition, if as the result of any change in or any amendment to the laws, including any regulations and any applicable double taxation treaty or convention, of the Republic of Panama (or the jurisdiction of tax residence (other than the United States) of a successor entity to Carnival Corporation), or of any of its political subdivisions or taxing authorities thereof or therein affecting taxation, or any change in an application or interpretation of those laws, regulations, double taxation treaty or convention, which change, amendment, application or interpretation becomes effective on or after the original issuance date of the notes (or, in certain circumstances, the later date on which an entity becomes a successor entity to Carnival Corporation), we determine based upon an opinion of independent counsel of recognized standing that:

•
Carnival Corporation would be required to pay PLC Guarantor Additional Amounts in respect of principal, premium, if any, interest, if any, or sinking fund or analogous payments, if any, on the next succeeding date for the payment thereof (and such obligation could not be avoided by it taking reasonable measures available to it), or

•
any taxes would be imposed (whether by way of deduction, withholding or otherwise) by the Republic of Panama (or the jurisdiction of tax residence (other than the United States) of a successor entity to Carnival Corporation) or by any of its political subdivisions or taxing authorities, upon or with respect to any principal, premium, if any, interest, if any, or sinking fund or analogous payments, if any then we may, at our option, on giving not less than 10 nor more than 60 days’ irrevocable notice, redeem the notes in whole, but not in part, at any time at a redemption price equal to 100% of the principal amount plus accrued interest to the date fixed for redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). No such notice of redemption may be given more than 90 days prior to the earliest date on which Carnival Corporation would be obligated to pay the PLC Guarantor Additional Amounts or the tax would be imposed, as the case may be. Also, at the time that such notice of redemption is given, the obligation to pay the PLC Guarantor Additional Amounts or tax, as the case may be, must be in effect.
Limitation on Liens
Neither the Company nor Carnival Corporation will create or incur, or suffer to be created or incurred or come to exist any Security Interest in respect of Indebtedness For Borrowed Money on any vessel or other of its respective properties or assets of any kind, real or personal, tangible or intangible, included in the consolidated balance sheet of the Carnival Corporation & plc Group in accordance with GAAP, nor shall the Company permit any member of the Carnival Corporation & plc Group to do any of the foregoing, unless we make or cause to be made effective provisions whereby either (x) the notes will be secured by a Security Interest on such vessels, properties or assets equally and ratably with (or prior to) all other Indebtedness For Borrowed Money thereby secured or (y) the notes will be secured by a Security Interest on other vessels, properties or assets with a book value at least equal to the principal amount of the notes that ranks prior to all other Indebtedness For Borrowed Money thereby secured. The foregoing restriction does not apply to any Security Interest in respect of Indebtedness For Borrowed Money up to an amount not greater than 40% of the amount of the total assets of the Carnival Corporation & plc Group as shown in the Carnival Corporation & plc Group’s most recent consolidated balance sheet (excluding for these purposes the value of any intangible assets). Any Security Interest granted to the holders of the notes under clauses (x) or (y) above will terminate automatically when any other Indebtedness For Borrowed Money that causes such Security Interest to be granted ceases to be secured by any vessels, assets or properties of the Carnival Corporation & plc Group.

“Carnival Corporation & plc Group” means the Carnival Corporation Group and the Carnival plc Group.
“Carnival Corporation Group” means Carnival Corporation and all its subsidiaries from time to time.
“Carnival plc Group” means the Company and all its subsidiaries from time to time.
“GAAP” means generally accepted accounting principles in the United States in effect on the original issue date of the notes.

“Indebtedness For Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Security Interest” means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Book-Entry Delivery and Settlement
Global Notes
The notes were issued in the form of one or more global notes in definitive, fully registered, book-entry form.
Clearstream and Euroclear
Each global note has been deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the common depositary, its successors or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg and the address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium.
The distribution of the notes is cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes takes place through Clearstream and Euroclear participants and settles in same-day funds. Owners of book-entry interests in the notes receive payments relating to their notes in euro.
The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because Clearstream and Euroclear can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in Clearstream’s or Euroclear’s systems, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as the common depositary for Clearstream, Euroclear or such common depositary’s nominee is the registered owner of a global note, the common depositary or such nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of Clearstream and Euroclear and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.
None of Carnival Corporation, the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.
Payments on the notes represented by the global notes will be made to the common depositary or its nominee, as the case may be, as the registered owner thereof. We expect that Clearstream and Euroclear, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of the common depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by Clearstream.
Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by Euroclear.
Clearance and Settlement Procedures
Initial settlement for the notes was made in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same Business Day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next Business Day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures. Although Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
Certificated Notes

We will issue certificated notes to each person that Clearstream or Euroclear identifies as the beneficial owner of the notes represented by the global notes upon surrender by Clearstream or Euroclear of the global notes only if:

•	Clearstream, Euroclear or any successor thereto notifies us that it is no longer willing or able to act as a clearing system for the global notes; or

•	we determine, in our sole discretion, not to have the notes represented by a global note.
Neither we nor the Trustee will be liable for any delay by Clearstream, Euroclear, the common depositary or its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from Clearstream, Euroclear, the common depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.
Trustee, Paying Agents and Security Registrar
U.S. Bank National Association is the Trustee under the indenture governing the notes. U.S. Bank National Association is a national banking association organized under and governed by the laws of the United States of America, and provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of notes of which we are the issuer. Elavon Financial Services DAC, UK Branch, is the paying agent for the notes. U.S. Bank National Association is the securities registrar for the notes.
Base Indenture Provisions
Governing Law
The notes, the Guarantees and the Indenture are governed by, and construed in accordance with, the laws of the State of New York.
Merger and Consolidation
Neither the Company nor Carnival Corporation, as guarantor of the notes, can consolidate with or merge into any other person or transfer or lease all or substantially all of its assets substantially as an entirety to any person unless:

•
after giving effect to the transaction, no Event of Default (as defined below under “—Events of Default”), and no event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing;

•
(i) in the case of the Company, the successor or transferee entity, if other than the Company, expressly assumes by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on and interest on, all the outstanding notes and the performance of every covenant in the Indenture to be performed or observed by the company and provides for conversion rights in accordance with applicable provisions of the Indenture and (ii) in the case of Carnival Corporation, the successor or transferee entity, if other than Carnival Corporation, expressly assumes by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the performance of every covenant in the Indenture to be performed or observed by Carnival Corporation; and

•
the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance or transfer and such supplemental indenture complies with the foregoing provisions relating to such transaction.

Events of Default
Unless otherwise noted in an applicable prospectus supplement or board resolution creating a particular series of notes, the following are “Events of Default” in respect of a particular series of notes:

•	failure to pay interest (including PLC Additional Amounts) for 30 days after it is due;

•	failure to pay the principal or premium, if any, when due;

•	failure to make a sinking fund payment for five days after it becomes due;

•	failure to perform any other covenant for 60 days after being given written notice of the failure in accordance with the Indenture;

•
failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company or Carnival Corporation in excess of $100 million, if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days of the Company receiving written notice of the failure in accordance with the Indenture;

•	certain events of bankruptcy, insolvency or reorganization;

•	any PLC Guarantee of such series ceasing to be in full force and effect as an enforceable instrument; and

•	any other Event of Default, as indicated in the applicable prospectus supplement.
If an Event of Default in respect of a particular series of notes outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the notes outstanding of the series may declare the principal amount (or, if the notes of the series are original issue discount notes, the portion of the principal amount as may be specified in the terms of the series) of all of the notes of the series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the Trustee, the holders of a majority in aggregate principal amount outstanding of the notes of the affected series may, under certain circumstances, rescind and annul the declaration and its consequences if all Events of Default relating to the notes of the series, other than the non-payment of principal due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

The Trustee will, within 90 days after a default in respect of a series of notes, give the holders of the series notice of all uncured defaults known to it (the term “default” includes the events specified above without grace periods). However, except in the case of default in the payment of the principal of, or premium, if any, on or interest on any of the notes of the series, or in the payment of any sinking fund installment with respect to the notes of the series, the Trustee may withhold such notice and will not be liable to holders for doing so, if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the series.
Pursuant to the terms of the Indenture, the Company is required to furnish to the Trustee within 120 days of the end of the Company’s fiscal year a statement of certain of the Company’s officers stating whether or not to the best of their knowledge the Company is in default, in respect of any series of notes or in the performance and observance of the terms of the Indenture and, if the Company is in default, specifying the default and the nature of it.
The Indenture provides that the holders of a majority in aggregate principal amount of all notes then outstanding of a particular series will have the right to waive certain defaults in respect of the series and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Indenture provides that, in case an Event of Default in respect of a particular series of notes occurs (which is not cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs. Otherwise, the Trustee need only perform such duties as are specifically set forth in the Indenture. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the series unless they have offered to the Trustee reasonable security or indemnity.
No holder of any series of notes will have any right to institute any proceeding with respect to the Indenture or for any remedy under it, unless the holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding notes of the series have made written request, and offered reasonable indemnity, to the Trustee to institute such a proceeding as trustee. In addition, the Trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding notes of the series a direction inconsistent with the request and have failed to institute the proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on the note on or after the respective due dates expressed in the note.
Modification of the Indenture
With certain exceptions, the Company may modify the Indenture, its and Carnival Corporation’s rights and obligations, and the rights of the holders of a particular series, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of that series. However, without the consent of each affected holder of each note of a series, no modification may be made which would:

•	change the stated maturity of the principal or premium, if any, of a note in the series;

•	change the stated maturity of the interest (including PLC Additional Amounts) on any note in the series;

•	reduce the principal amount of a note in the series;

•	reduce the interest rate on any note in the series;

•	reduce the amount of principal of an original issue discount note that is payable upon the acceleration of the maturity of the note; or

•	amend or modify the terms of any of the Guarantees in a manner adverse to the holders.

In addition, the consent of the holders of all then outstanding notes of the series is required to reduce the percentage of holders of notes whose consent is required to modify the Indenture or adversely affect the right of holders of notes in any material respect to convert any notes as provided in a supplemental indenture.

Discharge and Defeasance
Satisfaction and Discharge
The Indenture shall cease to be of further effect with respect to any series of notes (except as to the obligation to pay any Additional Amounts and certain other obligations, surviving rights of conversion or registration or transfer or exchange of notes of such series expressly provided for in the Indenture or in the form of note for such series) as to all outstanding notes of such series when:

•
either (a) all of the notes of that series theretofore authenticated and delivered (other than (i) notes of such series which have been destroyed, lost or stolen and which have been replaced or paid and (ii) notes of such series for whose payment money in the required currency has theretofore been deposited in trust or segregated and held in trust and thereafter repaid to the Company or discharged from such trust) have been cancelled or delivered to the Trustee for cancellation or (b) all such notes of that series not theretofore cancelled or delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in the required currency sufficient to pay and discharge the entire indebtedness on such notes not therefore delivered to the Trustee canceled or for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of notes which have become due and payable), or to the stated maturity or redemption date, as the case may be;

•	the Company has paid or caused to be paid all other sums payable hereunder by us with respect to the notes of such series; and

•
the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to the notes of such series have been complied with.

Defeasance
Each Indenture provides that the Company (and, to the extent applicable, Carnival Corporation), at our option,

•
will be discharged from any and all obligations in respect of any series of notes (except in each case for the obligation to pay any Additional Amounts and certain other obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated senior notes, maintain paying agencies and hold moneys for payment in trust), or

•
need not comply with certain terms, provisions or conditions of the Indenture and any restrictive covenants described in a prospectus supplement relating to such series of notes, Carnival Corporation will be released from the PLC Guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the notes of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of notes, in each case if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the notes are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.
To exercise any such option, the Company is required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet above, accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service.
In addition, the Company is required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

#30093290v1 – Exhibit – Description of 1.000% Senior Notes due 2029